Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 8, 2006

General Electric Company
(Exact name of registrant as specified in its charter)

New York	1-35	14-0689340
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3135 Easton Turnpike, Fairfield, Connecticut		06828-0001
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (203) 373-2211

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement

(a) On September 8, 2006, the Management Development and Compensation Committee of the General Electric Company’s Board of Directors granted 250,000 performance share units (PSUs) to Jeffrey R. Immelt.

These PSUs have the same terms as the PSUs granted to Mr. Immelt in 2003, 2004 and 2005 except for the performance period and the dividend equivalents. Half of these PSUs will convert into shares of GE stock only if GE’s cash flow from operating activities, adjusted to exclude the effect of unusual events, has grown an average of 10% or more per year over the five-year performance period from 2006 through 2010. Otherwise, they will be cancelled. The remaining 125,000 PSUs will convert into shares of GE stock only if GE’s total shareowner return meets or exceeds that of the S&P 500 over the five-year performance period. Otherwise, they will be cancelled. For this purpose, “total shareowner return” means the cumulative total return on GE stock and the S&P 500 index, respectively, from December 31, 2005 to December 31, 2010, calculated in the same manner as the five-year performance graph included in GE’s proxy statement.

During the performance period, each PSU entitles Mr. Immelt to accumulate quarterly payments equal to the quarterly dividends on one share of GE stock. Mr. Immelt is entitled to receive these dividend equivalents (without interest) on shares he actually receives at the end of the performance period and upon satisfaction of the performance targets.

An amended form of the award grant agreement for performance stock units to executive officers under the General Electric 1990 Long Term Incentive Plan is attached hereto as Exhibit 10.1 and is hereby incorporated by reference.

Item 8.01 Other Events

On September 8, 2006, the Board of Directors elected Lloyd G. Trotter as Vice Chairman of General Electric Company. Mr. Trotter will be the President and CEO of GE Industrial.

Exhibit Index

10.1 Amended Form of Agreement for Performance Stock Unit Grants to Executive Officers under the General Electric 1990 Long Term Incentive Plan

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Electric Company
(Registrant)

Date: September 11, 2006	/s/ Philip D. Ameen
Philip D. Ameen
Vice President and Comptroller

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